Exhibit 99.1

Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA REPORTS THIRD QUARTER 2013 RESULTS

Third Quarter Summary

•	Adjusted operating income[1] was $48.9 million, or $0.42 per diluted share, up from $45.9 million, or $0.33 per diluted share, in third quarter 2012.

•
Net income was $45.3 million, or $0.38 per diluted share, down from net income of $55.2 million, or $0.40 per diluted share, in third quarter 2012. The decline stemmed from net realized investment losses in 2013. Earnings per share amounts reflect lower average shares outstanding due to capital actions taken in the first half of 2013.

•	Prepayment-related income added $13.2 million to pretax earnings, compared with $4.2 million in third quarter 2012.

•	Benefits earnings were down slightly year-over-year as a result of higher medical stop-loss claims. The loss ratio was 67.3% versus 65.5% in third quarter 2012.

•
Deferred Annuities operating income was virtually unchanged from third quarter results a year ago. Prepayment income was offset by higher distribution expenses related to the significant increase in fixed indexed annuity (FIA) sales.

•	Income Annuities operating income showed a small decline as a result of lower mortality gains.

•	Individual Life earnings were up due to prepayment income and favorable unlocking,[2] partially offset by higher bank-owned life insurance (BOLI) claims.

BELLEVUE, Wash.—(Oct. 23, 2013)—Symetra Financial Corporation (NYSE: SYA) today reported third quarter 2013 net income of $45.3 million, or $0.38 per diluted share, compared with $55.2 million, or $0.40 per diluted share, in third quarter 2012.
Adjusted operating income was $48.9 million, or $0.42 per diluted share, compared with $45.9 million, or $0.33 per diluted share, in the same period a year ago.

Summary Financial Results	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per share data)	2013	2012	2013	2012
Net Income	$45.3	$55.2	$156.3	$174.4
Per Diluted Share of Common Stock	$0.38	$0.40	$1.21	$1.26
Adjusted Operating Income	$48.9	$45.9	$150.7	$152.4
Per Diluted Share of Common Stock	$0.42	$0.33	$1.16	$1.10

“Exceptional deferred annuity sales and much-improved individual life production were the highlights of Symetra’s third quarter, though their positive impact on earnings will be felt in future quarters. Compared with third quarter results a year ago, we saw flat earnings in Deferred Annuities, modest declines in Benefits and Income Annuities, and higher operating income in Individual Life,” said Tom Marra, Symetra president and CEO.
“We look for our strong sales in Deferred Annuities and good sales momentum in Individual Life to continue through the end of the year. Expanded distribution in both of these areas is making a real difference. We expect ongoing pressure on medical stop-loss and group life and disability income insurance sales in the fourth quarter given stiff pricing competition. The Benefits team is working hard to quote and close January 2014 renewals and new business across product lines,” Marra said.

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Benefits	$15.2	$16.7	$45.0	$58.1
Deferred Annuities	23.9	24.0	80.0	73.6
Income Annuities	7.1	8.6	25.9	39.9
Individual Life	15.8	13.8	41.5	41.5
Other	(3.3)	(10.0)	(9.4)	(20.8)
Subtotal	$58.7	$53.1	$183.0	$192.3
Less: Income Taxes*	9.8	7.2	32.3	39.9
Adjusted Operating Income[1]	$48.9	$45.9	$150.7	$152.4

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net gains (losses) on Symetra’s fixed indexed annuity (FIA) product at the U.S. federal income tax rate of 35%.

Benefits

•	Pretax adjusted operating income was $15.2 million, down from $16.7 million in third quarter 2012. A less favorable loss ratio drove the earnings decline.

•
Loss ratio was 67.3%, compared with 65.5% in third quarter 2012, affected by higher claims frequency in the medical stop-loss line. The company continues to expect the full-year loss ratio will be a couple of percentage points above the high end of the 63%–65% target range.

•
Sales of $19.0 million fell from $31.3 million in third quarter 2012. Symetra’s disciplined pricing in a competitive market environment resulted in a stop-loss sales decline of $12.1 million compared with the same quarter last year.

Deferred Annuities

•
Pretax adjusted operating income was $23.9 million, essentially unchanged from $24.0 million in third quarter 2012. Third quarter 2013 earnings included $7.4 million of investment prepayment-related income, net of amortization, compared with $2.6 million in the prior-year quarter. Third quarter results were reduced by $3.5 million of unlocking expense, compared with $1.2 million in the same quarter a year ago. Significantly higher FIA sales in third quarter 2013 led to increased distribution costs. This jump in sales will benefit operating earnings in future quarters.

•
Total account values were $12.9 billion at the end of the quarter, up from $11.7 billion at the end of third quarter 2012. Accelerated FIA sales drove this growth, with FIA account values increasing to $1.3 billion from $264.3 million a year ago.

•
Sales were $747.1 million, up dramatically from $166.5 million in third quarter 2012, reflecting a more favorable interest rate environment and ongoing expansion of Symetra retirement products on bank distribution platforms. FIA sales jumped to $448.2 million, compared with $43.2 million in the same quarter last year. With the uptick in interest rates, sales of traditional fixed annuities also improved in third quarter 2013, totaling $292.1 million versus $116.2 million a year ago.

Income Annuities

•
Pretax adjusted operating income was $7.1 million, compared with $8.6 million in third quarter 2012. The decline stemmed from less favorable mortality gains and lower investment income due to a shift toward investing more assets in equities.

•	Mortality gains were $1.1 million, compared with mortality gains of $2.0 million in third quarter 2012. Mortality experience can be volatile from quarter to quarter.

•
Sales were $38.9 million, down from $49.5 million in third quarter 2012, largely due to Symetra’s discontinuation of structured settlement sales in late 2012. Sales of single-premium immediate annuities (SPIAs) decreased slightly to $37.1 million from $37.6 million in the prior-year quarter. SPIA sales continue to be challenged by pricing competition in the low interest rate environment.

Individual Life

•
Pretax adjusted operating income was $15.8 million, compared with $13.8 million in third quarter 2012. Higher income from investment prepayments and a favorable impact from unlocking contributed to the year-over-year improvement. This increase was partially offset by higher BOLI claims, as reflected in a lower BOLI return on assets (ROA).

•
Sales of individual life products were $3.9 million, up from $1.6 million in the same quarter a year ago. Symetra Classic Universal Life sales led the way, supported by an expanded brokerage general agency (BGA) distribution network. Sales of corporate-owned life insurance (COLI) were $1.1 million in third quarter 2013, compared with no COLI sales in third quarter 2012.

Other

•
Pretax adjusted operating loss was $3.3 million, compared with a loss of $10.0 million in third quarter 2012. The Other segment includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments. The improvement in this segment was driven by higher net investment income, compared with net investment losses in third quarter 2012.

Investment Portfolio

•
Net realized investment losses were $4.6 million, compared with net gains of $15.5 million in the same quarter a year ago. Net gains on mark-to-market equities were $12.0 million in third quarter 2013, compared with net gains of $25.0 million in third quarter 2012.

Income Taxes

•
Provision for income taxes was $7.9 million, compared with $12.3 million in third quarter 2012. The decrease stemmed from lower pretax income and additional benefits from the company’s tax credit investments. Symetra’s effective tax rate for third quarter 2013 was 14.8%, compared with 18.2% in third quarter 2012. The full-year effective tax rate is expected to be approximately 18%.

Stockholders’ Equity

•	Total stockholders’ equity, or book value, as of Sept. 30, 2013, was $3,012.8 million, or $25.58 per share, compared with $3,040.1 million, or $25.81 per share, as of June 30, 2013.

•	Adjusted book value[1] as of Sept. 30, 2013, was $2,293.8 million, or $19.47 per share, compared with $2,257.5 million, or $19.17 per share, as of June 30, 2013.

•	Capital actions — There were no stock repurchases during third quarter 2013. Under the current authorization, 9.0 million shares remain available for the company to repurchase.

•
Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of third quarter 2013 was estimated at 474%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2,223.1 million.

2013 Earnings Outlook
Symetra expects to generate adjusted operating income per diluted share of $1.45–$1.55 for full-year 2013. Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	further changes in the interest rate environment;

•	Benefits Division loss ratio relative to current expectations;

•	maintenance of current distribution relationships and success with new distribution partners;

•	timing and levels of life and annuity sales;

•	amount of issuance and yields on commercial mortgage loans;

•	increases or decreases in the amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio;

•	mortality experience;

•	management of operating expense levels;

•	timing and amount of common stock buybacks;

•	changes in expenses related to legal proceedings or regulatory investigations; and

•	achievement of target cash balances.
The company will issue 2014 earnings guidance when it announces fourth quarter and full-year 2013 results in early 2014.

Additional Financial Information
This press release, the third quarter 2013 financial supplement and financial review slides are posted on the company's website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s third quarter 2013 performance with investors and analysts on Thursday, Oct. 24, 2013 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-680-0869. For international callers, dial 617-213-4854. The passcode is 30790344. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.
A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on Oct. 24, 2013 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The passcode is 29472046. The replay will be available by phone through Oct. 31, 2013. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release and in the quarterly financial supplement. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2012 Annual Report on Form 10-K.
This press release references the following non-GAAP financial measures:

•
Adjusted operating income is defined by the company as net income, excluding after-tax net investment gains (losses) and including after-tax net realized gains (losses) related to Symetra’s fixed indexed annuity products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•
Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value per share is calculated as adjusted book value, divided by the sum of outstanding common shares.

Definition of Selected Financial Measures
2 The company reports selected financial measures, which are commonly used in the insurance industry. Such a measure is described here:

•
Unlocking — Each year in the third quarter, Symetra performs a comprehensive review of actuarial assumptions used for estimates of future gross profits underlying the amortization of deferred acquisition costs, deferred sales inducement assets and certain reserves related to life insurance products. Among other factors, these actuarial assumptions include future investment yields, interest spreads, mortality, expense and lapse assumptions. Changes to these actuarial expectations of future assumptions result in adjustments (“unlocking”) that increase or decrease the assets and liabilities amortized based on estimated gross profits. Symetra may have unlocking in other quarters based on information that warrants updating assumptions outside of the comprehensive review.

About Symetra
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra's:

•
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners; and

•	stock repurchase program.
These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra's expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

•	the effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of changes in monetary and fiscal policy;

•	the effects of changes in government programs to stimulate mortgage refinancing and significant increases in corporate refinance activity;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes;

•	the availability and cost of capital and financing;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra's business costs, reserve levels and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•	the initiation of legal or regulatory investigations against Symetra and the results of any legal or regulatory proceedings;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•
the risks that are described from time to time in Symetra's filings with the U.S. Securities and Exchange Commission, including those in Symetra's 2012 Annual Report on Form 10-K and 2013 Quarterly Reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.
###

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Revenues
Premiums	$156.0	$154.1	$470.4	$451.2
Net investment income	326.4	312.3	968.7	952.0
Policy fees, contract charges and other	48.3	47.1	146.7	142.2
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(6.6)	(16.0)	(17.0)	(30.7)
Less: portion recognized in other comprehensive income	0.4	2.7	1.6	5.5
Net impairment losses recognized in earnings	(6.2)	(13.3)	(15.4)	(25.2)
Other net realized investment gains (losses)	1.6	28.8	26.0	60.2
Total net realized investment gains (losses)	(4.6)	15.5	10.6	35.0
Total revenues	526.1	529.0	1,596.4	1,580.4
Benefits and expenses
Policyholder benefits and claims	118.5	111.1	353.2	320.8
Interest credited	235.3	235.4	696.3	695.2
Other underwriting and operating expenses	90.6	88.9	274.3	264.5
Interest expense	8.3	8.2	24.7	24.6
Amortization of deferred policy acquisition costs	20.2	17.9	56.3	49.1
Total benefits and expenses	472.9	461.5	1,404.8	1,354.2
Income from operations before income taxes	53.2	67.5	191.6	226.2
Provision (benefit) for income taxes
Current	11.3	(0.3)	46.6	12.0
Deferred	(3.4)	12.6	(11.3)	39.8
Total provision for income taxes	7.9	12.3	35.3	51.8
Net income	$45.3	$55.2	$156.3	$174.4
Net income per common share
Basic	$0.38	$0.40	$1.21	$1.26
Diluted	$0.38	$0.40	$1.21	$1.26
Weighted-average number of common shares outstanding
Basic	117.802	138.091	129.574	137.986
Diluted	117.804	138.094	129.579	137.990
Cash dividends declared per common share	$0.09	$0.07	$0.25	$0.21
Non-GAAP financial measures
Adjusted operating income	$48.9	$45.9	$150.7	$152.4
Reconciliation to net income
Net income	$45.3	$55.2	$156.3	$174.4
Less: Net realized investment gains (losses) (net of taxes)*	(3.0)	10.1	6.9	22.8
Add: Net realized gains (losses)—FIA (net of taxes)**	0.6	0.8	1.3	0.8
Adjusted operating income	$48.9	$45.9	$150.7	$152.4

* Net realized investment gains (losses) are reported net of taxes of $(1.6) and $5.4 for the three months ended September 30, 2013 and 2012, respectively, and $3.7 and $12.2 for the nine months ended September 30, 2013 and 2012, respectively.

**Net realized gains (losses)—FIA are reported net of taxes of $0.3 and $0.3 for the three months ended September 30, 2013 and 2012, respectively, and $0.7 and $0.3 for the nine months ended September 30, 2013 and 2012, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	September 30 2013	December 31 2012
Assets
Total investments	$27,641.1	$27,556.4
Other assets	1,221.5	1,096.8
Separate account assets	922.0	807.7
Total assets	$29,784.6	$29,460.9
Liabilities and stockholders’ equity
Policyholder liabilities	$24,806.6	$23,735.2
Notes payable	449.5	449.4
Other liabilities	593.7	838.5
Separate account liabilities	922.0	807.7
Total liabilities	26,771.8	25,830.8
Common stock and additional paid-in capital	1,465.1	1,460.5
Treasury stock	(93.4)	—
Retained earnings	922.1	798.4
Accumulated other comprehensive income, net of taxes	719.0	1,371.2
Total stockholders' equity	3,012.8	3,630.1
Total liabilities and stockholders’ equity	$29,784.6	$29,460.9
Book value per common share*	$25.58	$26.29
Non-GAAP financial measures
Adjusted book value	$2,293.8	$2,258.9
Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,012.8	$3,630.1
Less: AOCI	719.0	1,371.2
Adjusted book value	2,293.8	2,258.9
Add: Assumed proceeds from exercise of warrants	—	218.1
Adjusted book value, as converted	$2,293.8	$2,477.0
Adjusted book value per common share, as converted**	$19.47	$17.94

* Book value per common share is calculated as stockholders’ equity divided by the sum of common shares outstanding and shares subject to warrants in the periods they were outstanding. These shares totaled 117.800 and 138.064 as of September 30, 2013 and December 31, 2012, respectively. The warrants were net-share settled on June 20, 2013, resulting in the issuance of 5.298 shares of common stock.

** Adjusted book value per common share, as converted, is calculated as adjusted book value, as converted divided by the sum of common shares outstanding and shares subject to warrants in the periods they were outstanding. These shares totaled 117.800 and 138.064 as of September 30, 2013 and December 31, 2012, respectively. The warrants were net-share settled on June 20, 2013, resulting in the issuance of 5.298 shares of common stock. As of September 30, 2013, this measure is equivalent to adjusted book value per share.

Symetra Financial Corporation
Reconciliation of Segment Pretax Adjusted Operating Income, Operating Revenues and Operating ROAE
(in millions)
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Segment pretax adjusted operating income (loss)
Benefits	$15.2	$16.7	$45.0	$58.1
Deferred Annuities	23.9	24.0	80.0	73.6
Income Annuities	7.1	8.6	25.9	39.9
Individual Life	15.8	13.8	41.5	41.5
Other	(3.3)	(10.0)	(9.4)	(20.8)
Subtotal	58.7	53.1	183.0	192.3
Add: Net realized investment gains (losses)	(4.6)	15.5	10.6	35.0
Less: Net realized gains (losses)—FIA	0.9	1.1	2.0	1.1
Income from operations before income taxes	$53.2	$67.5	$191.6	$226.2

Reconciliation of revenues to operating revenues
Revenues	$526.1	$529.0	$1,596.4	$1,580.4
Less: Net realized investment gains (losses)	(4.6)	15.5	10.6	35.0
Add: Net realized gains (losses)—FIA	0.9	1.1	2.0	1.1
Operating revenues	$531.6	$514.6	$1,587.8	$1,546.5

	Twelve Months Ended
	September 30
	2013	2012

ROE	5.5%	7.6%
Average stockholders’ equity*	$3,385.7	$3,266.3
Non-GAAP financial measures
Operating ROAE	8.1%	9.5%
Average adjusted book value**	$2,271.6	$2,138.1

* Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

** Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.